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                                                                EXHIBIT 99.1

                        INTERNATIONAL JENSEN INCORPORATED
                        PRESS RELEASE DATED MAY 10, 1996


Lincolnshire, IL, May 10, 1996 -- International Jensen Incorporated ("IJI") (Nasdaq National Market: IJIN) announced today that its Board of Directors has approved an enhanced agreement to merge with Recoton Corporation. In general, the agreement provides for all stockholders, other than Robert G. Shaw and William Blair Leveraged Capital Fund, L.P. (the "Blair Fund"), to receive $10.00 per share and for Mr. Shaw and the Blair Fund to receive $8.90 per share. The agreement continues to require IJI to sell its Original Equipment Manufacturing ("OEM") business prior to the closing to IJI Acquisition Corp., a newly formed company controlled by Mr. Shaw, IJI's CEO and President, but IJI Acquisition Corp. has agreed to increase the purchase price for the OEM Business by approximately $1,300,000. The consideration to stockholders in the Recoton transaction will be approximately 55% in cash and 45% in stock, subject to certain conditions, with stockholders having the right to receive cash and/or Recoton stock subject to certain allocation procedures.

     A Special Committee of IJI's Board consisting of IJI's Board of Directors, with the exception of Messrs. Shaw and Chandler, considered the latest proposals of Emerson Radio Corp. ("Emerson") and the enhanced Recoton proposal in meetings on May 8, 1996 and May 9, 1996. The Special Committee recommended the enhanced Recoton Agreement to the IJI Board which approved the transaction unanimously on May 10, 1996, with Mr. Shaw abstaining.

     The IJI Special Committee concluded that the enhanced Recoton offer was in the best interest of IJI's stockholders and recommended proceeding with the enhanced Recoton transaction because, among other things:

- -    The $10.00 per share consideration offered to the public stockholders in the enhanced Recoton transaction exceeds the price reflected in two of Emerson's three latest proposals. In addition, Emerson's latest proposal indicated Emerson would pay IJI stockholders $9.90 per share in cash, but included a condition that the Blair Fund sign a voting agreement with Emerson that the Blair Fund was not willing to sign.

- -    The third Emerson proposal describes a payment of $9.90 per share plus possible additional payments to stockholders other than Mr. Shaw and the Blair Fund but stipulates a payment of $9.00 per share for Mr. Shaw and the Blair Fund, neither of which had agreed to accept less from Emerson than other stockholders. Absent their consent, the Special Committee deemed it improper to recommend the proposal as a matter of Delaware law and in light of fiduciary duties owed to all stockholders, including Mr. Shaw and the Blair Fund.

- -    Mr. Shaw, who owns approximately 37% of IJI's shares, does not support any of the Emerson proposals received to date.

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- -    The Blair Fund, which owns 26% of IJI's shares, does not support any of the
     Emerson proposals received to date.

- -    Recoton is likely to be able to consummate the transaction within the contemplated time period.

- -    The termination fee payable by IJI under the enhanced Recoton transaction is essentially the same as (or less than, depending on expenses) the termination fee required under Emerson's latest proposal.

     IJI expects to mail proxy materials to stockholders in the near future and anticipates closing with Recoton by late June.

     The enhanced Recoton transaction includes revisions of the termination fee provisions of the Recoton Agreement and the agreement regarding the AR trademarks which originally were structured to provide offsetting payments upon termination of the Recoton Agreement, under certain circumstances. The amended agreement regarding the AR trademarks now provides Recoton an option to acquire those trademarks, and IJI an option to sell those trademarks upon termination of the Recoton Agreement, for $3,500,000, an amount believed by IJI's Special Committee and IJI's Board of Directors to be more than fair value for the trademarks. The amended termination fee provisions of the Recoton Agreement now provide that (i) IJI is required to pay Recoton a termination fee of $1,500,000 plus expenses of up to $2,500,000 under certain circumstances and (ii) Recoton is required to pay to IJI a termination fee of $1,500,000 plus expenses of up to $2,500,000 under certain circumstances.

     In connection with Recoton's enhanced offer, the Blair Fund, which owns approximately 26% of the shares of IJI, amended a prior Stock Option and Voting Agreement which now provides (i) an option to Recoton to purchase the Blair Fund's shares for $8.90 per share plus half of any net proceeds which Recoton receives upon sale of such shares to the extent such net proceeds are between $8.90 and $10.90 per share plus 100% of the net proceeds which Recoton may receive over $10.90 per share upon such sale, and (ii) an agreement to vote its shares in favor of the Recoton transaction and to provide a proxy to Recoton to vote its shares under certain circumstances. In addition, Mr. Shaw amended a prior agreement with Recoton to provide that in the event a third party other than Recoton acquires IJI, he will pay to Recoton half of the spread between (a) the net proceeds per share received by Mr. Shaw, but not to exceed $10.90 per share and (b) $8.90 per share, subject to certain obligations of Recoton to reimburse possible tax liabilities.

     On May 9, 1996, IJI was told that a lawsuit by a stockholder had been filed in the Court of Chancery of the State of Delaware against IJI, its directors, Recoton Corporation, RC Acquisition Sub, Inc., IJI Acquisition Corp., William Blair & Company and the Blair Fund. A copy of the Complaint was telecopied to IJI at 11:45 a.m. on May 9, 1996. The lengthy Complaint is in three counts. Count I alleges breaches of fiduciary duty by IJI directors and affiliates of some of the directors by taking various actions, including approving and continuing to pursue the OEM sale to Mr. Shaw, refusing to pursue the allegedly higher price Emerson proposal and imposing allegedly inappropriate asset lockups and termination fees. Count II alleges that all of the defendants have aided and abetted the breaches of fiduciary duty described

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in Count I.  Count III alleges that various agreements of IJI with Recoton and others are invalid as a matter of Delaware Law. The plaintiff requests temporary and permanent injunctive and declaratory relief, rescission of various transactions, such other equitable or damage relief as the court finds proper and an award of attorney's fees and expenses.

     IJI believes the Complaint is without basis in fact or law and based upon misleading information. IJI and its directors intend to oppose the litigation vigorously.


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